Exhibit 3.16

ARTICLES OF ORGANIZATION

OF

ROYAL OAK HOMES, LLC

(giving effect to all amendments through March 24, 2014)

ARTICLE I: - Name

The name of the Limited Liability Company is: Royal Oak Homes, LLC

ARTICLE II: - Address

The mailing address and street address of the principal office of the Limited Liability Company is:

5323 Millenia Lakes Boulevard

Suite 200

Orlando, Florida 32839

ARTICLE III: - Registered Agent, Registered Office, & Registered Agent’s Signature

The name and the Florida street address of the registered agent are:

NRAI Services, Inc.

1200 South Pine Island Road

Plantation, Florida 33324

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent as provided for in Chapter 605, F.S.

NRAI Services, Inc., Registered Agent

By:	/s/ Katie Wonsch
Name:	Katie Wonsch
Title:	Assistant Secretary

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization on February 12, 2014.

/s/ Melisa Boross
Melisa Boross, Authorized Signer

(In accordance with section 605.0203(1)(b), Florida Statutes, the execution of this document constitutes an affirmation under the penalties of perjury that the facts stated herein are true. I am aware that any false information submitted in a document to the Department of State constitutes a third degree felony as provided for in Section 817.155, Florida Statutes.)

Melisa Boross
Typed or printed name of signee

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